Exhibit 10.2
HAEMONETICS CORPORATION
AMENDED AND RESTATED 2007 EMPLOYEE STOCK PURCHASE PLAN
On May 15, 2026 (the “Effective Date”), the Board of Directors adopted this Amended and Restated 2007 Employee Stock Purchase Plan (as amended from time to time, the “Plan”), which shall govern all grants of options under the Plan made after the Effective Date. For the terms and conditions of the Plan applicable to an Option granted before the Effective Date, refer to the version of the Plan in effect as of the date such option was granted.
1.Purpose
It is the purpose of this Plan to provide a means whereby eligible employees may purchase Common Stock of Haemonetics Corporation (the “Company”) through payroll deductions. It is intended to provide a further incentive for employees to promote the best interests of the Company and to encourage stock ownership by employees in order that they may participate in the Company's economic growth.
It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code and the provisions of this Plan shall be construed in a manner consistent with the Code.
2.Definitions
The following words or terms, when used herein, shall have the following respective meanings:
(a)“Plan” shall mean the 2007 Employee Stock Purchase Plan, as it may be amended from time to time.
(b)“Company” shall mean Haemonetics Corporation, a Massachusetts corporation.
(c)“Account” means the Employee Stock Purchase Account established for a Participant under Section 7 hereunder.
(d)“Basic Compensation” shall mean the regular rate of salary or wages in effect immediately prior to a Purchase Period, including sales commissions (to the extent not varying between payroll periods and constituting “regular wages”, as defined in the applicable Treasury Regulation adopted by the Internal Revenue Service and the Department of the Treasury), before any deductions or withholdings for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, vacation pay, holiday pay, jury duty pay and funeral leave pay, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and other amounts not constituting “regular wages”.
(e)“Board of Directors” shall mean the Board of Directors of Haemonetics Corporation.
(f)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(g)“Committee” shall mean the Compensation Committee of the Board of Directors or such other Stock Purchase Plan Committee appointed by the Board from time to time and acting in accordance with the terms of the Plan.
(h)“Common Stock” shall mean shares of the Company's common stock with a par value of $0.01 per share.
(i)“Effective Date” shall have the meaning set forth in the preamble.
(j)“Eligible Employees” shall mean all persons employed by (i) the Company or (ii) any subsidiary corporation of the Company (as defined in Section 424(f) of the Code) that has been designated by the Board of Directors, or the Committee if one has been appointed, from time to time as eligible to be a participating subsidiary under the Plan, but excluding: (i) Persons whose customary employment is less than twenty hours per week or five months or less per year; and (ii) Persons who are deemed for purposes of Section 423(b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, its parent or a subsidiary. For purposes of the Plan, employment will be treated as continuing intact while a Participant is on military leave, sick leave, or other bona fide leave of absence, for up to 90 days or so long as the Participant's right to re-employment is guaranteed either by statute or by contract, if longer than 90 days.
(k)“Exercise Date” shall mean the last day of a Purchase Period; provided, however, that if such date is not a business day, “Exercise Date” shall mean the immediately preceding business day.
(l)“Participant” shall mean an Eligible Employee who elects to participate in the Plan under Section 6 hereunder.
(m)Except as provided below, there shall be two “Purchase Periods” in each full calendar year during which the Plan is in effect, one commencing on November 1st of each calendar year and continuing through April 30 of such calendar year, and the second commencing on May 1st of each calendar year and continuing through October 31st of such calendar year. The last Purchase Period shall end on October 31, 2036.
(n)“Purchase Price” shall mean the lower (i) 85% of the fair market value of a share of Common Stock for the first business day of the relevant Purchase Period, or (ii) 85% of such value on the relevant Exercise Date. If the shares of the Common Stock are listed on any national securities exchange, the fair market value per share of Common Stock on a particular day shall be the closing price, if any, on the largest such exchange. If there are no sales of the shares of Common Stock on such particular day, the fair market value of a share of Common Stock shall be determined by the fair market value of a share of Common Stock on the nearest date prior to the Exercise Date. If the fair market value cannot be determined under the preceding sentences, it shall be determined in good faith by the Committee.
3.Grant of Option to Purchase Shares
Each Eligible Employee shall be granted an option effective on the first day of each Purchase Period to purchase shares of Common Stock. The term of the option shall be the length of the Purchase Period. The number of shares subject to each option shall be the quotient of the aggregate payroll deductions in the

Purchase Period authorized by each Participant in accordance with Section 6 divided by the Purchase Price, but in no event greater than 1,600 shares per option. Notwithstanding the foregoing, (i) no employee shall be granted an option which permits the right to purchase shares under the Plan and under all other Code Section 423(b) employee stock purchase plans of the Company or any parent or subsidiary corporation to accrue at a rate which exceeds in any one calendar year $25,000 of the fair market value of the Common Stock as of the date the option to purchase is granted.
4.Shares
There shall be 3,200,000 shares of Common Stock reserved for issuance to and purchase by Participants under the Plan, subject to adjustment as herein provided. The shares of Common Stock subject to the Plan shall be shares of authorized but unissued Common Stock. Shares of Common Stock not purchased under an option terminated pursuant to the provisions of the Plan may again be subject to options granted under the Plan.
The aggregate number of shares of Common Stock which may be purchased pursuant to options granted hereunder, the number of shares of Common Stock covered by each outstanding option, the maximum number of shares that may be granted in any Purchase Period and the purchase price for each such option shall by appropriately adjusted for any increase or decrease in the number of outstanding shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares of Common Stock or for other capital adjustments or payments of stock dividends or distributions or other increases or decreases in the outstanding shares of Common Stock effected without receipt of consideration by the Company.
If the Board of Directors or the Committee determines that on a given Exercise Date the number of shares with respect to which options are to be exercised may exceed: (a) the number of shares then available for sale under the Plan; or (b) the number of shares available for sale under the Plan on the first day of one or more of the Purchase Periods in which such Exercise Date is to occur (each, an “Offering Date”), the Board of Directors or the Committee may make a pro rata allocation of the shares remaining available for purchase on such Offering Date or Exercise Date, as applicable, and will either continue the Purchase Period then in effect or terminate any one or more Purchase Periods then in effect pursuant to Section 17, below. Such allocation method will be “bottom up,” with the result that all option exercises for one (1) share will be satisfied first, followed by all exercises for two (2) shares, and so on, until all available shares have been exhausted. Any amount remaining in a Participant’s payroll account following such allocation will be returned to the Participant and will not be carried over to any future Purchase Period.
5.Administration
The Plan shall be administered by the Board of Directors or a Stock Purchase Plan Committee appointed from time to time by the Board of Directors. All members of the Committee shall serve at the discretion of the Board. The Board of Directors or the Committee, if one has been appointed, is vested with full discretionary authority and control to administer the Plan, including determining eligibility, construing the terms of the Plan, remedying any ambiguities or inconsistencies, supplying any omissions, and making, administering and interpreting such equitable rules and regulations regarding the Plan as it may deem advisable, including, without limitation, adopting sub-plans applicable to particular participating subsidiaries of the Company or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Board of Directors’, or the Committee’s, if one has been appointed, determinations as to the interpretation and operation of the Plan shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan. The Board of Directors or the Committee may designate separate Purchase Periods under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more participating subsidiaries will participate, even if the dates of the applicable Purchase Periods of each such offering are identical. The Board of Directors or the Committee may delegate, to the maximum extent permitted under applicable law or legal requirements, any or all of its authority under this Plan to such officer(s) or other employees of the Company as the Board of Directors or the Committee may designate. Notwithstanding any such delegation of authority, the Board of Directors or the Committee may itself take any action under the Plan in its discretion at any time.
6.Election to Participate
An Eligible Employee may elect to become a Participant in the Plan for a Purchase Period by completing a “Stock Purchase Agreement” form at least ten (10) days (or such shorter period as the Board of Directors or the Committee may specify in writing) prior to the first day of the Purchase Period for which the election is made. Such Stock Purchase Agreement shall be in such form as shall be determined by the Board of Directors or the Committee. The election to participate shall be effective for the Purchase Period for which it is made and shall continue to be in effect for subsequent Purchase Periods unless and until a Participant files a notice of cancellation under Section 9. There is no limit on the number of Purchase Periods for which an Eligible Employee may elect to become a Participant in the Plan. In the Stock Purchase Agreement, the Eligible Employee shall authorize regular payroll deductions of any full percentage of the Basic Compensation of the Eligible Employee, but in no event less than two percent (2%) nor more than fifteen percent (15%) of the Basic Compensation of the Eligible Employee. An Eligible Employee may not change this authorization except as otherwise provided in Section 9. Options granted to Eligible Employees who have failed to execute a Stock Purchase Agreement within the time periods prescribed by the Plan will automatically lapse.
Notwithstanding a Participant’s election in the applicable Stock Purchase Agreement, the Company may reduce a Participant’s payroll deductions to prevent a Participant from exceeding the limitations set forth in Section 3.
7.Employee Stock Purchase Account
An Employee Stock Purchase Account will be established for each Participant in the Plan for bookkeeping purposes, and payroll deductions made under Section 6 will be credited to such Accounts. However, prior to the purchase of shares in accordance with Section 8 or withdrawal from or termination of the Plan in accordance with the provisions hereof, the Company may use for any valid corporate purpose all amounts deducted from a Participant's wages under the Plan and credited for bookkeeping purposes to the Participant’s Account.
The Company shall be under no obligation to pay interest on funds credited to a Participant's Account, whether upon purchase of shares in accordance with Section 8 or upon distribution in the event of withdrawal from or termination of the Plan as herein provided.

8.Purchase of Shares
Each Eligible Employee who is a Participant in the Plan automatically and without any act on the part of the Eligible Employee will be deemed to have exercised the Eligible Employee’s option on each Exercise Date to the extent that the balance then in the Eligible Employee’s Account under the Plan is sufficient to purchase at the Purchase Price whole shares of the Common Stock subject to the Eligible Employee’s option. Any balance remaining in the Participant's Account which represents less than the Purchase Price of a whole share shall be carried forward and credited for use in the next Purchase Period. If the Employee chooses not to participate in the next Purchase Period, any balance will be refunded to the Employee in cash. Notwithstanding the foregoing, any balance remaining in a Participant's Account at the end of a Purchase Period as a result of aggregate payroll deductions having exceeded the limitations set forth in Section 3 shall be refunded to the Participant in cash without interest.
9.Withdrawal
A Participant who has elected to authorize payroll deductions for the purchase of shares of Common Stock may cancel the Participant’s election by written notice of cancellation delivered to the office or person designated by the Company to receive Stock Purchase Agreements (“Cancellation”), but any such notice of Cancellation must be so delivered not later than ten (10) days before the relevant Exercise Date.
A Participant will receive in cash, as soon as practicable after delivery of the notice of Cancellation, the amount credited to the Participant’s Account. Any Participant who so withdraws from the Plan may again become a Participant at the start of the next Purchase Period in accordance with Section 6.
Upon dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving entity every option outstanding hereunder shall terminate, in which event each Participant shall be refunded the amount of cash then in the Participant’s Account.
10.Issuance of Stock Certificates
The shares of Common Stock purchased by a Participant shall, for all purposes, be deemed to have been issued and sold at the close of business on the Exercise Date. Prior to that date none of the rights or privileges of a stockholder of the Company, including the right to vote or receive dividends, shall exist with respect to such shares.
Within a reasonable time after the Exercise Date, the Company shall either, as the Board of Directors or the Committee may direct, issue and deliver a certificate for, or make an entry on the Company’s books and records evidencing the transfer of, the number of shares of Common Stock purchased by a Participant for the Purchase Period. Such certificate or book entry shall be registered either in the Participant's name, jointly in the names of the Participant and the Participant’s spouse, or in the name of the Participant or the Participant’s spouse as guardian for their children, as the Participant shall designate in the Participant’s Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof with the party designated by the Company to receive such notices. The Board of Directors or the Committee may, at its discretion, choose to deliver shares of Common Stock purchased by Participants for a Purchase Period to a broker designated by the Board of Directors or the Committee to hold shares for the benefit of the Participants.

11.Termination of Employment
(a)Upon a Participant's termination of employment for any reason, other than death, no payroll deduction may be made from any compensation due to the Participant, and the entire balance credited to the Participant’s Account shall be automatically refunded.
(b)Upon the death of a Participant, no payroll deduction shall be made from any compensation due to the Participant at time of death, and the entire balance in the deceased Participant's Account shall be paid in cash to the Participant's designated beneficiary, if any, under a group insurance plan of the Company covering such employee, or otherwise to the Participant’s estate.
12.Rights not Transferable
The right to purchase shares of Common Stock under this Plan is exercisable only by the Participant during the Participant’s lifetime and is not transferable by the Participant. If a Participant attempts to transfer the Participant’s right to purchase shares under the Plan, the Participant shall be deemed to have requested withdrawal from the Plan and the provisions of Section 9 hereof shall apply with respect to such Participant.
13.No Guarantee of Continued Employment
Granting of an option under this Plan shall imply no right of continued employment with the Company for any Eligible Employee.
14.Notice
Any notice which an Eligible Employee or Participant files pursuant to this Plan shall be in writing and shall be delivered personally or by mail addressed to Haemonetics Corporation, 125 Summer Street, Boston, Massachusetts 02110 Attn: General Counsel and Corporate Secretary. Any notice to a Participant or an Eligible Employee shall be conspicuously posted in the Company's principal office or shall be mailed addressed to the Participant or Eligible Employee at the address designated in the Stock Purchase Agreement or in a subsequent writing.
15.Application of Funds
All funds deducted from a Participant's wages in payment for shares purchased or to be purchased under this Plan may be used for any valid corporate purpose provided that the Participant's Account shall be credited with the amount of all payroll deductions as provided in Section 7.
16.Government Approvals or Consents
This Plan and any offering and sales to Eligible Employees under it are subject to any governmental approvals or consents that may be or become applicable in connection therewith. Subject to the provisions of Section 17, the Board of Directors of the Company may make such changes in the Plan and include such terms in any offering under this Plan as may be necessary or desirable, in the opinion of counsel, to comply with the rules or regulations of any governmental authority, or to be eligible for tax benefits under the Code or the laws of any state.

17.Amendment of the Plan
The Board of Directors may, without the consent of the Participants, amend the Plan at any time, provided that no such action shall adversely affect options theretofore granted hereunder, and provided that no such action by the Board of Directors without approval of the Company's stockholders may: (a) increase the total number of shares of Common Stock which may be purchased by all Participants; or (b) change the class of corporations whose employees may be eligible to receive options under the Plan.
For purposes of this Section 17, administrative changes to the Plan’s administration, including changes to the length of the Purchase Period and the establishment or revisions of foreign currency exchange ratios, and termination of the Plan by the Board of Directors pursuant to Section 18, shall not be deemed to be an action which adversely affects options granted under the Plan.
18.Term of the Plan
The Plan, as amended, shall become effective on the Effective Date and continue in effect through December 31, 2036, provided, however, that the Board of Directors shall have the right to terminate the Plan at any time. In the event of the expiration of the Plan or its termination, all options then outstanding under the Plan shall automatically be cancelled and the entire amount credited to the Account of each Participant hereunder shall be refunded to each such Participant.
19.Withholding of Additional Income Taxes
By electing to participate in the Plan, each Participant acknowledges that the Company is required to withhold taxes with respect to the amounts deducted from the Participant's compensation and accumulated for the benefit of the Participant under the Plan and each Participant agrees that the Company may deduct additional amounts from the Participant's compensation, when amounts are added to the Participant's account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligation. Each Participant further acknowledges that when Common Stock is purchased under the Plan, the Company may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each Participant agrees that such taxes may be withheld from compensation otherwise payable to such Participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the Participant under Section 6 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any Participant, then, notwithstanding any other provisions of the Plan, the Company may withhold such taxes from the Participant's accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the Participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each Participant further acknowledges that the Company may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such Participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the Participant upon the payment to the Company of an amount sufficient to satisfy such withholding requirements.

20.Corporate Transactions
(a)In the event of a proposed Corporate Transaction (as defined below), each option under the Plan will be assumed by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board of Directors or the Committee, in the exercise of its sole discretion and in lieu of such assumption, determines to (x) terminate the Plan as of the end of the Purchase Period immediately preceding the effective date of the Corporate Transaction and promptly refund to Participants all payroll deductions accumulated through such effective date or (y) shorten the Purchase Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Board of Directors or the Committee determines to shorten the Purchase Period then in progress, the Board of Directors or the Committee will notify each Participant in writing at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that either:
(i)the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Purchase Period as provided in Section 9; or
(ii)the Company will pay to the Participant on the New Exercise Date an amount in cash, cash equivalents, or property as determined by the Board of Directors or the Committee that is equal to the excess, if any, of (x) the fair market value of the shares subject to the option over (y) the Purchase Price due had the Participant’s option been exercised automatically under Subsection (a)(i) above. In addition, all remaining accumulated payroll deduction amounts will be returned to the Participant.
(b)For purposes of this Section 20, an option granted under the Plan will be deemed to be assumed if, in connection with the Corporate Transaction, the option is replaced with a comparable option with respect to shares of capital stock of the successor corporation or parent thereof. The determination of option comparability will be made by the Board of Directors or the Committee prior to the Corporate Transaction and its determination will be final, binding and conclusive on all persons.
(c)“Corporate Transaction” means the earliest to occur of the following events: (i) a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than thirty-five percent (35%) of the then outstanding shares of Common Stock, shall acquire such additional shares of Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own thirty-five percent (35%) or more of Common Stock outstanding; (ii) closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, and; (iii) there is a consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the outstanding shares of Common Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this Section 20(c)(iii), the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of shares of common stock of the Company by the persons described above immediately before the consummation of such transaction.

21.General
Except as specifically provided in a retirement or other benefit plan of the Company or a participating subsidiary of the Company, participation in the Plan will not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a participating subsidiary of the Company, and will not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended. Whenever the context of this Plan permits, the masculine gender shall include the feminine and neuter genders.

Plan Amendments	Purpose of Amendments
As amended December 3, 2012	To adjust available shares under Section 4 to reflect share dividend.
As amended April 7, 2016
To increase the number of shares available under the Plan, extend the Plan’s term and make administrative revisions, including updated price calculations and treatment in a change of control transaction.

As amended May 15, 2026	To extend the Plan’s term and make administrative revisions, including an updated definition of “Basic Compensation”.